FOR IMMEDIATE RELEASE

FISKER INC. ANNOUNCES PRELIMINARY Q4 AND FULL YEAR 2023 RESULTS*

Fisker's new Dealer Partner model is gaining momentum and is expected to help improve brand awareness and sales throughout 2024.

- Fisker is in negotiations with a large automaker for a potential transaction which could include an investment in Fisker, joint development of one or more electric vehicle platforms, and North America manufacturing. The closing of any transaction would be subject to satisfaction of important conditions, including completion of due diligence and negotiation and execution of appropriate definitive agreements.
- Fisker reports preliminary Q4 2023 total revenue of $200.1 million, an increase of $128.3 million from Q3 2023. Both full year 2023 total revenue, which was $272.9 million, and the fourth quarter total revenue exclude $44.6 million of deferred revenue that will be recognized in future periods.
- Fisker's Q4 2023 gross margin was -35%. Fisker's Q4 2023 earnings per share was a loss of $1.23, reflecting a combination of operating losses and a non-cash fair value adjustment related to its 2025 notes. For the full year 2023, Fisker's earnings per share was a loss of $2.22.
- Fisker Ocean production was 4,789 units in Q4 2023, and vehicles delivered to customers totaled 3,818. For full year 2023, 10,193 Fisker Oceans were produced, and 4,929 vehicles were delivered.
- Fisker's Dealer Partner model, announced in January 2024, has received over 250 expressions of interest from dealers in North America and Europe. 13 dealers have signed dealer agreements.
- Cash, cash equivalents, and restricted cash totaled $395.9 million as of December 31, 2023. The carrying value of completed vehicles in Fisker's inventory and raw materials was approximately $530 million as of December 31, 2023.

LOS ANGELES, CA – (February 29, 2024) – Fisker Inc. (NYSE: FSR) ("Fisker"), driven by a mission to create the world's most emotional and sustainable electric vehicles, today announced its preliminary financial results for the fourth quarter and fiscal year ended December 31, 2023.

"2023 was a challenging year for Fisker, including delays with suppliers and other issues that prevented us from delivering the Ocean SUV as quickly as we had expected," Chairman and CEO Henrik Fisker said. "We also encountered unexpected headwinds in our efforts to establish a direct-to-consumer sales model in both North America and Europe at the same time. There were a number of unanticipated challenges, including rising interest rates, finding enough skilled labor, and identifying appropriate real estate locations to make the DTC model function effectively. As a result, we pivoted to a new Dealer Partner model at the end of 2023 and announced this strategic shift in early January 2024. The transition has been going well as we have signed up numerous Dealer Partners in the US and Europe. While we transition to the Dealer Partner model, our sales execution has been negatively impacted. However, we believe we are beginning to see the benefits of the Dealer Partner model as dealers have the potential to order more cars than we would have been able to sell to customers. We still must prove that this model works, as it goes against the approach taken by other independent EV start-ups.



"Since announcing the Dealer Partner model, we have received more than 250 indications of interest from dealers worldwide. I believe this approach is a win for everyone: the customer is expected to benefit from superior service; dealers gain access to an American EV-only brand with a $39,000-$62,000 MSRP and enjoy the advantage of large, protected territories; and Fisker gains the ability to expand its footprint more efficiently," Fisker continued." We believe the Ocean platform is competitively priced and has many leading features, including the longest range of any SUV EV in its class. This is exciting for the dealers we have signed and those with whom we are currently in discussions. Although we have good reason to be optimistic about this process and have seen tremendous enthusiasm from dealers about the expansion of the EV market, we are aware that the industry has entered a turbulent, and unpredictable period. With that understanding and taking the lessons learned from 2023, we have put a plan in place to streamline the company as we prepare for another difficult year. We have adjusted our outlook for 2024 to be much more conservative than in 2023. In 2024, we expect to deliver approximately 20,000 – 22,000 Oceans worldwide and to see sales momentum build throughout the year as our dealer partner footprint grows. An advantage of our asset-light, contract-manufacturing model, is that we can decide to scale up production relatively quickly if the EV market is more robust in 2024 than we anticipate. This year, our focus will be on building brand awareness, carving out market share with the Fisker Ocean, streamlining our operations, closing a strategic OEM partnership, and building long-term value for our shareholders," Fisker stated.

"On the strategic front, Fisker is in negotiations with a large automaker for a potential transaction which could include an investment in Fisker, joint development of one or more electric vehicle platforms, and North America manufacturing. The closing of any transaction would be subject to satisfaction of important conditions, including completion of due diligence and negotiation and execution of appropriate definitive agreements," Mr. Fisker said.

Substantial Doubt About Fisker's Ability to Continue as a Going Concern

Fisker expects its capital expenditures and working capital requirements to decrease during 2024 and beyond as it enters the second year of Ocean production. The company's business plan is highly dependent on the successful transition to its new Dealer Partner model in 2024. Furthermore, to the extent Fisker's current resources are insufficient to satisfy its requirements over the next 12 months, the company will need to seek additional equity or debt financing, and there can be no assurance that Fisker will be successful in these efforts. If the financing is not available, or if the terms of financing are less desirable than Fisker expects, the company may be forced to decrease its planned level of investment in product development, scale back its operations including further headcount reductions, and reduce production of the Fisker Ocean, which could have an adverse impact on the company's business and financial prospects. As a result, the company expects to conclude there is substantial doubt about its ability to continue as a going concern when its annual financial statements for the year ended December 31, 2023, are filed with the SEC.

To address potential liquidity issues, Fisker is already taking action. The company is currently in discussions with an existing noteholder about potentially making an additional investment in the company. The use of proceeds, if a transaction is consummated, is expected to be for general corporate purposes, vehicle production and the ongoing transition to a dealer-focused sales model. In addition, Fisker intends to reduce its workforce by approximately 15%. Headcount reductions are predominantly related to the change in sales strategy from direct-to-consumer to a Dealer Partner model. In addition, the company is streamlining operations, including reducing its physical footprint and overall expenses.

Form 10-K Status

Fisker is unable to file its Annual Report on Form 10-K for the year ended December 31, 2023 (the "2023 Form 10-K") within the time period prescribed for such report because the company needs additional time to finalize its consolidated financial statements, finalize the assessment of its internal control over financial reporting and related disclosures, and complete its procedures for the 2023 Form 10-K. In addition to the material weaknesses disclosed in the company's Form 10-Q for the quarterly period ended September 30, 2023, the company has identified a material weakness in revenue and the related balance sheet accounts, which will be disclosed in the company's 2023 Form 10-K. The company will continue to evaluate its internal control over

financial reporting and may identify additional material weaknesses as it completes its procedures on the 2023 Form 10-K. The company expects to file the 2023 Form 10-K by March 15, 2024.

Preliminary Fourth Quarter 2023 Financial Highlights

Fisker's total revenue was $200.1 million, an increase of $128.3 million compared to revenue of $71.8 million in Q3 2023, as vehicle deliveries increased by 2,721 units sequentially to 3,818. Reported revenue for Q4 2023 excludes $44.6 million of deferred revenue the company expects to recognize in the future when additional services related to option packages are provided as well as when certain vehicle features and functions are updated through the delivery of new over-the-air (OTA) updates. Reported gross margin was -35%. Fisker's loss from operations totaled $103.5 million. SG&A rose sequentially reflecting higher professional fees as well as an increase in headcount. Research and development expenses during the quarter reflect a reversal of some previously accrued expenses due to a settlement with a supplier.

Fisker's net loss for the quarter was $463.6 million or a loss of $1.23 per share. A substantial portion of the company's net loss in the quarter reflects a non-cash fair value adjustment associated with its 2025 senior convertible notes of $328.5 million. This adjustment resulted primarily from a conversion feature, which became available to the holder of the notes upon an event of default on November 13, 2023, related to the late filing of the company's Form 10-Q for the period ended September 30, 2023. The 2025 senior convertible notes have been amended such that the conversion feature will cease to be available to the noteholder when the company files its 2023 Form 10-K with the SEC. As of February 29, 2024, approximately $237 million of the 2025 notes outstanding have been converted to equity, from the initial aggregate principal amount of $510 million, which has reduced the principal amount of 2025 notes outstanding to $273 million. Cash and cash equivalents and restricted cash was $395.9 million as of December 31, 2023.

2024 Business Outlook



Fisker is targeting combined sales directly to consumers and dealers of approximately 20,000 – 22,000 vehicles in 2024. Average selling prices (ASPs) for 2024 are expected to be in the range of $56,000 - $62,000 after costs related to import duties and dealer commissions. The carrying value of completed vehicles in Fisker's inventory and pre-paid raw materials at year-end was approximately $530 million. During the first half of 2024, the company expects to generate cash from the sale of existing 2023 production vehicles that are largely paid for,

supporting monetization of its balance sheet. In addition, Fisker expects a higher than usual cash contribution from Oceans produced and subsequently sold in 1H 2024 as the company consumes raw materials that are on its balance sheet.

The following information reflects Fisker's expectations for key non-GAAP operating expenses and capital expenditures for full-year 2024. Fisker is projecting the total of these items to be within a range of $320 million to $390 million[1].

Key Expense Item	**USD, millions**
Research & Development (Non-GAAP)[1]	$ 60 - 80
Selling, General, and Administrative (Non-GAAP)[1]	$ 200 - 230
Capital Expenditures	$ 60 - 80
Total	**$ 320 - 390**

[1]Excludes stock-based compensation expense. A reconciliation to the corresponding GAAP amount is not provided as the quantification of stock-based compensation excluded from the non-GAAP measure, which may be significant, cannot be reasonably calculated or predicted without unreasonable efforts. The Non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price volatilities that are not currently ascertainable and cannot be reasonably estimated.

Reflecting the recent conversions of a portion of 2025 senior convertible notes to equity and stock-based compensation, 456,780,116 shares of the company's Class A common stock are outstanding as of February 26, 2024. In addition, there are 132,354,128 shares of Class B common stock outstanding for a combined total shares outstanding of 589,134,244.

Conference Call Information

Fisker Inc. will host a conference call to discuss the results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, February 29, 2024. The live audio webcast will be accessible on Fisker's Investor Relations website at https://investors.fiskerinc.com. A recording of the webcast will also be available following the conference call.

Use of Non-GAAP Financial Measures (Unaudited)

This press release and the accompanying tables references certain non-generally accepted accounting principles in the United States (GAAP) financial measures, non-GAAP selling, general, and administrative expense, and non-GAAP research and development expense. These non-GAAP financial measures differ from their directly comparable GAAP financial measures due to adjustments made to exclude inventory valuation adjustments or stock-based compensation expense. These non-GAAP financial measures are not substitutes for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered alternatives to any other performance measures derived in accordance with GAAP.

Fisker believes that presenting these non-GAAP financial measures provides useful supplemental information to investors about Fisker in understanding and evaluating its operating results, enhancing the overall understanding of its

past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures Fisker uses may not be directly comparable to similarly titled measures of other companies. Therefore, both GAAP financial measures of Fisker's financial performance and the respective non-GAAP measures should be considered together. Please see the reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure in the tables below.

Disclosure Information

Fisker uses the investor relations section on its website as a means of complying with its disclosure obligations under Regulation FD. It also uses various social media channels as a means of disclosing information about Fisker and its products to its customers, investors and the public (e.g., @fiskerinc on Twitter, Facebook, Instagram, YouTube, TikTok and LinkedIn). Accordingly, investors should monitor Fisker's investor relations website and these social media channels in addition to following Fisker's press releases, SEC filings, and public conference calls and webcasts.

About Fisker Inc.

California-based Fisker Inc. is revolutionizing the automotive industry by developing the most emotionally desirable and eco-friendly electric vehicles on Earth. Passionately driven by a vision of a clean future for all, the company is on a mission to become the No. 1 e-mobility service provider with the world's most sustainable vehicles. To learn more, visit www.FiskerInc.com – and enjoy exclusive content across Fisker's social media channels: Facebook, Instagram, Twitter, YouTube, and LinkedIn.

Download the revolutionary new Fisker mobile app from the App Store or Google Play store.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the "safe harbor" provisions of the US Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "feel," "believes," "expects," "estimates," "projects," "intends," "should," "is to be," or the negative of such terms, or other comparable terminology and include, among other things, the quote from our chief executive officer, statements regarding any potential future automotive original equipment manufacturer (or equipment or part manufacturer) transactions and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance or future events and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: Fisker's limited operating history; Fisker's ability to continue as a going concern; Fisker's ability to enter into additional manufacturing and other contracts with Magna, OEMs, or tier-one suppliers in order to execute on its business plan; Fisker's ability to satisfy conditions to completion of the potential transaction with a large automaker that it is currently negotiating; the risk that OEM and supply partners do not meet agreed-upon timelines or experience capacity constraints; Fisker may experience significant delays in the design, manufacture, regulatory approval, launch and financing of its vehicles; Fisker's ability to execute its business model, including market acceptance of its planned products and services; Fisker's inability to retain key personnel and to hire additional personnel; competition in the electric vehicle market; Fisker's inability to develop a sales distribution or dealership network; and the ability to protect its intellectual property rights; and those factors discussed in Fisker's Annual Report on Form 10-K, under the heading "Risk Factors", filed with the Securities and Exchange Commission (the "SEC"), as supplemented by Quarterly Reports on Form 10-Q, and other reports and documents Fisker files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Fisker undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Fisker Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(amounts in thousands, except share and per share data)

	Twelve Months Ended Dec 31,	
	2023	2022
Revenue	$ 272,893	$ 342
Costs of goods sold	375,836	263
Gross margin	(102,943)	79
Operating costs and expenses:		
Selling, general and administrative	216,972	106,416
Research and development	97,176	423,907
Total operating costs and expenses	314,148	530,323
Loss from operations	(417,091)	(530,244)
Other income (expense):		
Other expense, net	(13,095)	(119)
Interest income	24,190	10,378
Interest expense	(18,745)	(18,426)
Unrealized (loss) gain recognized on equity securities	(1,791)	(6,860)
Change in fair value measurements	(327,822)	-
Foreign currency (loss) gain	(5,389)	(2,039)
Total other expense	(342,652)	(17,067)
Net loss before income taxes	(759,744)	(547,311)
Provision for income taxes	(2,243)	(185)
Net loss	$ (761,987)	$ (547,496)
Basic and Diluted net loss per share	$ (2.22)	$ (1.80)
Basic and Diluted weighted average common shares outstanding	343,978,989	303,366,068

Fisker Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	As of:	
	December 31, 2023	December 31, 2022
Current assets:		
Cash and cash equivalents	$ 325,452	$ 736,549
Restricted cash	70,447	-
Inventory	538,889	4,276
Accounts receivable	19,592	-
Prepaid expenses and other current assets	135,575	87,488
Equity investment	1,350	3,140
Total current assets	1,091,304	831,453
Non-current assets:		
Property and equipment, net	575,407	387,137
Intangible assets	220,743	246,922
Right of use asset, net	90,686	33,424
Other non-current assets	27,224	16,489
Total non-current assets	914,060	683,973
Total assets	$ 2,005,364	$ 1,515,426
Current liabilities:		
Accounts payable	$ 165,345	$ 58,872
Accrued expenses	375,684	260,063
Customer deposits	25,184	4,860
Deferred revenue	17,724	-
Lease liabilities	15,049	7,085
Total current liabilities	598,985	330,879
Non-current liabilities:		
Non-current lease liabilities	65,723	27,884
Other non-current liabilities	6,935	15,334
Convertible senior notes	1,226,943	-
Deferred revenue, non-current	26,897	-
Total non-current liabilities	1,326,499	704,041
Total liabilities	1,925,484	1,034,920
Stockholder's equity	79,880	480,506
Total liabilities and equity	$ 2,005,364	$ 1,515,426

*The financial results discussed herein are presented on a preliminary basis; final data will be included in Fisker's Annual Report on Form 10-K for the period ended December 31, 2023

Source: Fisker Inc.

Fisker Inc. Investor Relations

Eric Goldstein, Head of Investor Relations
egoldstein@fiskerinc.com

Fisker Inc. Communications

Matthew DeBord, VP, Communications
mdebord@fiskerinc.com